Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES P CONVERTIBLE PREFERRED STOCK

OF

ZSPACE, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Executive Officer of zSpace, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, hereby certifies that the following resolutions were adopted by its Board of Directors (the “Board”) pursuant to authority conferred upon the Board by its Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”):

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation, there hereby is created out of the shares of preferred stock of the Company, par value $0.00001 per share, as authorized in the Certificate of Incorporation, a series of preferred stock of the Corporation, to be named “Series P Convertible Preferred Stock” consisting of 5,000,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series P Preferred Stock), and having the relative rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights applicable thereto as follows:

1.             Designation and Amount. The shares of such series shall be designated as Series P Convertible Preferred Stock, par value $0.00001 per share (the “Series P Preferred”). The authorized number of shares constituting the Series P Preferred shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series P Preferred to a number less than the number of shares of such series then outstanding and no increase shall increase the number of shares of Series P Preferred above the total number of authorized shares of such series as set forth in this Section 1, without the affirmative vote of each holder of Series P Preferred (each, a “Holder”). Each share of Series P Preferred shall have a stated value equal to $2.00, subject to adjustment as set forth herein (the “Stated Value”).

2.             Dividends. Each share of Series P Preferred shall be entitled to receive, and the Company shall pay, cumulative dividends of eighteen percent (18%) per annum, payable annually, beginning on the Original Issue Date and ending on the date that such share of Series P Preferred has been converted or redeemed. Dividends shall be paid only in shares of Series P Preferred. Dividends on the Series P Preferred shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound annually commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. No dividends shall be paid on any shares that rank junior to the Series P Preferred (“Junior Shares”), unless a dividend shall have first been declared and paid in full on the Series P Preferred.

3.             Voting Rights. The Series P Preferred will vote together with the common stock on an as-converted basis. However, as long as any shares of Series P Preferred are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series P Preferred directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series P Preferred or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to, or otherwise pari passu with, the Series P Preferred, (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

4.             Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), or a Change of Control Transaction, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, and any other fees or liquidated damages then due and owing thereon under this Certificate of Designations, for each share of Series P Preferred before any distribution or payment shall be made to the holders of any Junior Shares. If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than thirty (30) days prior to the payment date stated therein, to each Holder.

5.             Conversion.

a)       Conversions at Option of Holder. Each share of Series P Preferred shall be convertible, at any time beginning on the third anniversary of the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(f)) determined by dividing the Stated Value of such share of Series P Preferred, plus any accrued and unpaid dividends thereon, by the Conversion Price. Holders shall effect conversions by providing the Company with a conversion notice specifying the number of shares of Series P Preferred to be converted, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. Shares of Series P Preferred converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)       Required Conversion. All outstanding shares of the Series P Preferred shall be converted into Common Stock on the fifth anniversary of the Original Issue Date at the price determined pursuant to Section 5(c) (the “Required Conversion Rate”). The Company shall, no less than ten (10) Business Days prior to a required conversion, send a notice to each Holder informing such Holder of the date of such required conversion (the “Required Conversion Date”), the number of shares of Common Stock to be received by such Holder for each share of Series P Preferred converted, and the procedure that such Holder should follow to effect such required conversion and receive such shares of Common Stock. Upon conversion of the Series P Preferred on the Required Conversion Date, all shares of Series P Preferred shall no longer be deemed outstanding, and all rights with respect to such shares of Series P Preferred shall forthwith on the Required Conversion Date cease and terminate, except only the right of each Holder thereof to receive such number of shares of Common Stock as the Series P Preferred held by such Holder shall have been converted into on the Required Conversion Date and any and all Dividends declared on Series P Preferred prior to the Required Conversion Date.

c)       Conversion Price. The Conversion Price for the Series P Preferred shall initially be the Stated Value. If the Company at any time effects a stock split, stock dividend, or subdivision of its Common Stock, the Conversion Price shall be proportionately decreased. If the Company effects a reverse stock split or combination of its Common Stock, the Conversion Price shall be proportionately increased. For required conversions pursuant to Section 5(b), the “Required Conversion Rate” shall be the lower of (y) the Conversion Price and (z) eighty percent (80%) of the 90-Day VWAP of the Company’s Common Stock. In addition, subject to the rules and regulations of the Trading Market, the Company may at any time any Series P Preferred remains outstanding, with the prior written consent of the Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

d)       Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock for the purpose of issuance upon conversion of shares of Series P Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then issued and outstanding shares of the Series P Preferred, the Company shall promptly take such corporate action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be at least sufficient for such purpose. All shares of Common Stock or other securities issued upon conversion of the Series P Preferred shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and other charges. The Company shall take such action as may be necessary to ensure that all such shares of Common Stock or other securities may be so issued without violation of any applicable law, rule or regulation or any requirements of any securities exchange or market on which shares of Common Stock or such other securities are then listed.

e)       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series P Preferred. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

f)        Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series P Preferred, and a Holder shall not have the right to convert any portion of the Series P Preferred, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). To the extent that the limitation contained in this Section 5(f) applies, the determination of whether a portion of the Series P Preferred is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s certification that the conversion is permitted under the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series P Preferred held by the Holder. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that: Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. In no event shall the Beneficial Ownership Limitation exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to the extent necessary to properly give effect to this limitation, which is intended to ensure compliance with the rules and regulations of the Trading Market.

g)       Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of any Series P Preferred or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Series P Preferred without breaching the Company’s obligations under the rules and regulations the listing rules of the Trading Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules and regulations of the Trading Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, no Holder shall be issued in the aggregate, upon conversion of any Series P Preferred, shares of Common Stock in an amount greater than the Exchange Cap as of the Original Issue Date multiplied by (ii) the quotient of (1) the aggregate number of Series P Preferred issued to such Holder on the Original Issue Date, divided by (2) the aggregate number of shares of Series P Preferred outstanding as of the Original Issue Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Series P Preferred, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Series P Preferred so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee.

h)      Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

6.             Covenant. So long as any Series P Preferred shall be outstanding, the Company shall not, without first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of Holders holding a majority of the Series P Preferred then outstanding, issue any securities senior or pari passu in rights or preferences to the Series P Preferred or take any action if such action materially and adversely affects the rights, including action by way of amendment of the Certificate of Incorporation or the Company's Bylaws or by way of merger or consolidation, of the Series P Preferred as of the date hereof.

7.             General Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

“90-Day VWAP” means the volume weighted average price of the Common Stock on the principal Trading Market for the ninety (90) consecutive trading days immediately preceding (but not including) such date. Such value shall be calculated by dividing the aggregate value of all Common Stock traded on the Trading Market during such ninety (90) trading day period (calculated as the sum of the product of the sale price of each trade multiplied by the number of shares in such trade) by the total number of shares of Common Stock traded on the Trading Market during such period. If the Common Stock is not then listed or quoted on a Trading Market, the 90-Day VWAP shall be the fair market value of the Common Stock as determined in good faith by the Board.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the Original Issue Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Conversion Price” means the price at which a share of Series P Preferred is converted into a share of Common Stock, which shall be determined pursuant to Section 5(c).

“Original Issue Date” means the date of the first issuance of any shares of the Series P Preferred.

“Person” means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

“Preferred Stock” means any series of the preferred stock of the Company, par value $0.00001 per share.

“Required Conversion Rate” shall have the meaning defined in Section 5(c).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

8.             Certificates. Shares of Series P Preferred may be evidenced by share certificates or may be uncertificated, subject to the right of a Holder to request the delivery of a certificate pursuant to Section 158 of the General Corporation Law of the State of Delaware. If any certificated security becomes mutilated, destroyed, stolen or lost, the Holder thereof may have it replaced by delivering the security of evidence of its loss, theft or destruction to the Company, provided that such Holder shall be responsible for any expenses and reasonable costs associated with the replacement of such mutilated, destroyed, stolen or lost security.

9.             Taxes. The Company shall pay all documentary, stamp or other taxes attributable to the issuance of delivery of shares of Common Stock or other securities of the Company upon conversion of any shares of Series P Preferred; provided, however, that the Company shall not be required to pay any income, capital gain or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of Series P Preferred in respect of which such shares are being issued.

10.           Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of January 27, 2026.

/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chief Executive Officer

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